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Exhibit 10.7

PROFESSIONAL SERVICES AGREEMENT

        PROFESSIONAL SERVICES AGREEMENT (this "Agreement"), dated as of September 13, 2002, by and among Sterling Investment Partners Advisors, LLC, a Delaware limited liability company ("Sterling"), United States Shipping LLC (f/k/a US Shipping Acquisition LLC), a Delaware limited liability company ("Parent"), and USS Vessel Management Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Vessel Management" and, collectively with Parent, the "Company").

BACKGROUND:

        The Company desires to receive financial and management consulting services from Sterling, and thereby obtain the benefit of the experience of Sterling in business and financial management generally and its knowledge of the Company's financial affairs in particular. Sterling is willing to provide financial and management consulting services to the Company. Accordingly, the compensation arrangements set forth in this Agreement are designed to compensate Sterling for such services.

        NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, Sterling and the Company hereby agree as follows:

TERMS:

        1.    Engagement.    The Company hereby engages Sterling as a financial and management consultant, and Sterling hereby agrees to provide financial and management consulting services to the Company, all on the terms and subject to the conditions set forth below.

        2.    Services of Sterling.    Sterling hereby agrees during the term of this engagement to consult with the Parent's Board of Managers (the "Board") and management of the Company and its subsidiaries in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board, including but not limited to:

            (i)  developing and implementing corporate strategy;

           (ii)  budgeting future corporate investments;

          (iii)  developing acquisition and divestiture strategies;

          (iv)  subsequent debt and equity financings; and

           (v)  achieving liquidity for the Parent's members, including by way of a public offering or sale of the Company.

In addition to the business and financial consulting services set forth above, officers and employees of Sterling will be available to serve on the Board, without additional compensation, and will devote such time and attention to the Company's affairs as Sterling determines reasonably necessary to accomplish the purposes of this Agreement.

        3.    Personnel.    Sterling shall provide and devote to the performance of this Agreement such members, partners, employees and agents of Sterling as Sterling shall deem appropriate for the furnishing of the services required hereby.

        4.    Compensation.

        (a)   The Company agrees to pay to Sterling as compensation for services to be rendered by Sterling hereunder a fee equal to $500,000 per year (the "Annual Fee"), payable semi-annually in advance, in two equal installments of $250,000 on each January 1 and July 1 of each year. Notwithstanding the foregoing, in the event (i) of the occurrence of any of the events described in Section 8.1.1 of that certain Credit Agreement, dated as of the date hereof as amended, supplemented, amended and restated, or otherwise modified (the "Credit Agreement"), by and among the Company, the other subsidiaries of Parent, the institutions from time to time party thereto as lenders, Canadian Imperial Bank of Commerce, as Letter of Credit Issuer and Administrative Agent, and National City Bank, as Collateral Agent for the lenders thereunder), or (ii) any payment due (without giving effect to the terms of the subordination thereof and taking into consideration any payments required to be made on the date the Annual Fee is to be paid) under the subordinated note issued to Amerada Hess Corporation shall not have been paid or (iii) of the occurrence of any of the events described in clauses (a) through (d) of Section 8.1.9 of the Credit Agreement (any such event described in clauses (i), (ii) or (iii) a "Payment Default"), the Annual Fee shall not be paid, but shall accrue (without interest) until such Payment Default is cured or waived, at which time the accrued but unpaid Annual Fee shall be paid to Sterling. The Company shall reimburse Sterling for such reasonable travel expenses and other direct out-of-pocket expenses as may be incurred by Sterling and its employees in connection with the rendering of services hereunder. The Company will, within 30 days after receipt of expense reports, reimburse Sterling for such expenses. On the date hereof the Company shall pay Sterling $150,685, representing the pro rata portion of the Annual Fee due for the period beginning on the date hereof and ending December 31, 2002.

        (b)   In the event that Sterling assists the Company in any equity or debt financing for purposes of financing an acquisition by the Company (and not in a transaction that results in a Sale of the Company (as defined below)) or Company growth, whether public or private, the Company will pay Sterling a fee of (i) one and one-half percent (1.5%) of the gross proceeds received by the Company in any equity financing (the "Equity Financing Fee") and (ii) one-half of one percent (0.5%) of the gross proceeds of any debt financing (the "Debt Financing Fee"); provided, however, that Sterling shall not be entitled to a fee if the equity or debt financing is provided solely by then existing members of Parent. For purposes hereof, (i) any offering of debt securities which is convertible into or exchangeable for equity securities shall be considered an equity financing and (ii) with respect to any offering consisting of a combination of debt and equity securities, the proceeds shall be allocated among the debt and equity securities sold based on the fair market value thereof, and the Company shall pay to Sterling the Equity Financing Fee with respect to the gross proceeds allocated to the equity securities sold (to the extent such fee is payable in accordance with the first sentence hereof) and the Debt Financing Fee with respect to the gross proceeds allocated to the debt securities sold.

        (c)   In the event that Sterling assists the Company in any acquisition, the Company will pay Sterling a fee of one percent (1.0%) of the transaction value of the acquisition.

        (d)   In the event that Sterling assists the Company in any Sale of the Company, Sterling shall be entitled to a fee, based upon the amount of effort involved in such transaction and the overall performance of the investment, in an amount approved by a majority-in-interest of the Sterling Investors (as such term is defined in Parent's Limited Liability Company Agreement, but excluding Sterling/US Shipping L.P. and Sterling Investment Partners Side-by-Side, L.P.). For purposes hereof, "Sale of the Company" means one or more of the following effected in a single transaction or series of transactions, whether or not related, with one or more Independent Third Parties: (i) the sale of all or substantially all of the Parent's assets (including the equity interests of the Parent's subsidiaries) or the assets of the Parent's subsidiaries, on a consolidated basis; (ii) the sale of all of the issued and outstanding securities of the Parent; or (iii) the merger or consolidation of the Parent or substantially all of its subsidiaries with one or more of the third parties in a transaction in which such third party(ies) thereafter control, directly or indirectly, the business and affairs of the Parent or the subsidiaries party to such transaction, and "Independent Third Party" means any person (including any affiliated group of persons) that, immediately prior to the contemplated transaction, owns less than 5% of the Parent's equity securities on a fully-diluted basis (a "5% Owner"), that is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse of or of common ancestry (by birth or adoption) with any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other persons.

        (e)   Notwithstanding anything herein to the contrary, in respect of a transaction or series of related transactions which involves both a financing and an acquisition by the Company, Sterling shall only be entitled to the higher fee (based on dollar amount).

        (f)    Sterling acknowledges that payments to it by the Company pursuant to this Agreement are subject to the provisions of Section 7.2.15 of the Credit Agreement or any similar provision of any senior facility entered into in replacement or substitution thereof. Each of the parties hereto hereby expressly agrees that the Annual Fee is and shall be subordinate in right of payment to all indebtedness incurred by the Parent and its subsidiaries under the Credit Agreement and under any hedge agreements entered into by the Parent or any of its subsidiaries with any Secured Party (as defined in the Credit Agreement). Sterling hereby expressly acknowledges and agrees that any amounts received by it in violation of this paragraph or paragraph 4(a) hereof shall be deemed to have been paid to it for the benefit of, and held in trust for, the Collateral Agent (as defined in the Credit Agreement), on behalf of the Secured Parties, and shall forthwith be paid to the Collateral Agent (for the benefit of the Secured Parties). Each of the parties hereto hereby expressly agrees that the provisions of this paragraph and paragraph 4(a) hereof shall inure to the benefit of each of the Secured Parties and that each of the Secured Parties shall be deemed a third party beneficiary of the provisions thereof, with full right, standing and authority to enforce such provisions against the applicable party as if each of the Secured Parties were a party to this Agreement.

        5.    Term.    This Agreement shall commence on the date hereof and shall continue in effect for an initial term of three years and thereafter shall be automatically renewed for successive one-year terms as long as the members of Parent on the date hereof (other than members who are employees of the Company or one of its affiliates) own at least 20% of the outstanding Units of Parent (excluding Units owned by members who are employees of the Company or one of its affiliates); provided, however, that this Agreement (other than as provided in the last sentence of this Section 5) shall automatically be terminated prior to the initial term hereof (i) in the event that following a Qualifying Public Offering (as such term is defined in Parent's Limited Liability Company Agreement) none of Messrs. M. William Macey, Jr., Douglas Newhouse, Charles Santoro or William Selden remains a director of the Parent or (ii) in connection with a Sale of the Company upon payment in full of all amounts (the "Remaining Term Amount") that would have been paid to Sterling during the remaining term of the Agreement. No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect the Company's obligations with respect to the fees, costs and expenses incurred by Sterling in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination or the Company's obligations under Section 6.

        6.    Indemnification.    Parent and Vessel Management, jointly and severally, agree to indemnify and hold harmless Sterling, its members, affiliates, employees and agents against and from any and all loss, liability, suits, claims, costs, damages and expenses (including attorneys' fees) arising from their performance hereunder, except as a result of their gross negligence or intentional wrongdoing; provided, however, that neither Sterling nor its members, affiliates, employees or agents shall be entitled to indemnification in respect of any loss of value of the securities of the Parent owned by them.

        7.    Sterling an Independent Contractor.    Sterling and the Company agree that Sterling shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither Sterling nor its members, affiliates, employees and agents shall be considered employees or agents of the Company nor shall any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company. This Agreement in no way limits the ability of Sterling to engage in any other activities.

        8.    Confidential Information.    Sterling acknowledges that the information, observations and data obtained by it and its agents and employees during the course of its performance under this Agreement concerning the business plans and financial data of the Company (the "Confidential Data") are the Company's valuable, special and unique assets. Therefore, it agrees that it will not, nor will it permit any of its agents or employees to, disclose to any unauthorized person any of the Confidential Data obtained by it during the course of Sterling's performance under this Agreement without the Company's prior written consent, unless and to the extent that (i) the Confidential Data becomes generally known to and available for use by the public otherwise than as a result of its acts or omissions to act or (ii) such disclosure is required by any statute, rule, regulation or law or any judicial or administrative body having jurisdiction. Nothing in this section shall preclude Sterling Investment Partners, L.P. from disclosing Confidential Data to its limited partners pursuant to its standard procedures for disclosure of confidential information to its limited partners.

        9.    Notice.    Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made when delivered, if personally delivered, when transmitted, if sent by confirmed facsimile transmission, or, if mailed, when mailed by registered or certified mail, return receipt requested, postage prepaid, to the party at the following addresses (or at such other address as shall be given in writing by one party to the other):

If to Sterling:	Sterling Investment Partners Advisors LLC 276 Post Road West Westport, Connecticut 06880-4703 Attention: Chairman
If to the Company:	United States Shipping LLC c/o USS Vessel Management Inc. One Hess Plaza Woodbridge, NJ 07095 Attention: Chairman

        10.    Entire Agreement; Modification.    This Agreement (a) contains the complete and entire understanding and agreement of the Company and Sterling with respect to the subject matter hereof; (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Sterling in connection with the subject matter hereof; and (c) may not be modified except by an instrument in writing executed by the Company and Sterling.

        11.    Waiver and Breach.    The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

        12.    Assignment.    Neither the Company nor Sterling may assign its rights or obligations under this Agreement without the express written consent of the other.

        13.    Successors.    This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

        14.    Governing Law.    This Agreement shall be deemed to be a contract made under, and is to be governed and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        15.    Counterparts.    This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

        16.    No Strict Construction.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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        IN WITNESS WHEREOF, Parent, Vessel Management and Sterling have caused this Agreement to be duly executed and delivered on the date and year first above written.

UNITED STATES SHIPPING LLC
By:	/s/ PAUL B. GRIDLEY
Its:	Chairman and Chief Executive Officer
USS VESSEL MANAGEMENT INC.
By:	/s/ PAUL B. GRIDLEY
Its:	Chairman and Chief Executive Officer
STERLING INVESTMENT PARTNERS ADVISORS LLC
By:	/s/ DOUGLAS L. NEWHOUSE
Its:	Managing Member

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  Exhibit 10.7